BLUE BIRD APPOINTS RAZVAN RADULESCU
CHIEF FINANCIAL OFFICER
EFFECTIVE OCTOBER 1, 2021

Macon, GA, September 3, 2021 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today that it has appointed Razvan Radulescu as Chief Financial Officer (CFO).

Razvan has over 20 years of financial and operating experience at Daimler Trucks, where he held various roles of increasing responsibility in Finance and Controlling, as well as Procurement, including IT and Compliance. Most recently, Razvan served as General Manager of Procurement for Daimler Trucks North America, responsible for all production and aftersales component purchases. Prior to that, Razvan was CFO of Daimler’s Global Powertrain Truck Business Unit, located in Stuttgart, Germany. From 2013 to 2017, Razvan was Controller for Freightliner Trucks inside Daimler Trucks North America.

“Razvan is an accomplished global executive with extensive financial experience in the truck industry and we are very pleased that he will be joining our senior leadership team,” said Phil Horlock, Chief Executive Officer of Blue Bird Corporation. “Razvan has a proven track record of driving financial and operational performance and he will take over from Phil Tighe (interim CFO) on October 1, 2021. Phil will continue to work for the Company through the end of the year to facilitate a smooth transition. I want to give special thanks to Phil Tighe for stepping in as Interim CFO while we conducted an extensive executive search for a permanent CFO.”

Mr. Radulescu has a Bachelor’s of Computer Science from Academy of Economics Studies in Bucharest, Romania and an MBA from Case Western Reserve University in Cleveland, OH.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative-fuel applications with its best-in-industry range of electric-, propane- and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

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